REGISTRATION NO. 333-
     =========================================================================
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                 --------------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                 --------------------

                           MINNESOTA POWER & LIGHT COMPANY
                (Exact name of registrant as specified in its charter)

                                 --------------------

           MINNESOTA                                    41-0418150
  (State or other jurisdiction             (IRS Employer Identification No.)
  of incorporation or organization)

                               30 WEST SUPERIOR STREET
                               DULUTH, MINNESOTA 55802
                                    (218) 722-2641

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 --------------------
               DAVID G. GARTZKE               PHILIP R. HALVERSON, Esq.
        Senior Vice President-Finance     Vice President, General Counsel
         and Chief Financial Officer         and Corporate Secretary
           30 West Superior Street           30 West Superior Street
           Duluth, Minnesota 55802           Duluth, Minnesota 55802
                (218) 722-2641                    (218) 722-2641

               JAMES K. VIZANKO            ROBERT J. REGER, JR., Esq.
             Corporate Treasurer              Reid & Priest LLP
           30 West Superior Street           40 West 57th Street
           Duluth, Minnesota 55802         New York, New York 10019
                 (218) 722-2641                (212) 603-2000

       (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                                 --------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:  As
     soon as practicable after the registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                 --------------------

                           CALCULATION OF REGISTRATION FEE
      ========================================================================
                                              PROPOSED    PROPOSED
                                               MAXIMUM    MAXIMUM
      TITLE OF EACH CLASS                     OFFERING   AGGREGATE   AMOUNT OF
         OF SECURITIES         AMOUNT TO      PRICE PER   OFFERING  REGISTRATION
       TO BE REGISTERED      BE REGISTERED      UNIT*      PRICE*       FEE
     -------------------------------------------------------------------------
     Common Stock, without
       par value . . . .    5,000,000 shares  $27.0625  $135,312,500   $46,660
     -------------------------------------------------------------------------
     *Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low prices of the registrant s Common Stock on the New York Stock Exchange composite tape on March 26, 1996.

          PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS FILED AS PART OF THIS REGISTRATION STATEMENT WILL BE USED AS A COMBINED PROSPECTUS IN CONNECTION WITH THIS REGISTRATION STATEMENT AND REGISTRATION STATEMENT NO. 33-56134.

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

     ===========================================================================

     SUBJECT TO COMPLETION
     DATED APRIL 1, 1996
                                      PROSPECTUS
                           MINNESOTA POWER & LIGHT COMPANY
                    DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

                           5,545,634 Shares of Common Stock
                                 (Without Par Value)

          This Prospectus relates to an aggregate of 5,545,634 shares of the common stock (Common Stock) of Minnesota Power & Light Company (Company) available for purchase under the Company's Dividend Reinvestment and Stock Purchase Plan, as amended and restated effective March 1, 1996 (Plan).

          The Plan provides investors (Participants) with a convenient method of acquiring shares of the Company's Common Stock through (i) the reinvestment in Company Common Stock of all or a portion of the cash dividends payable on a Participant's holdings of Common Stock and Preferred Stock of the Company and/or (ii) the investment of optional cash payments pursuant to the terms of the Plan. The Plan also provides a means for Participants to deposit into the Plan for safekeeping, free of any service charges, share certificates representing shares of Company Common Stock, whether or not the depositor participates in any of the other features of the Plan.

          Participation in the Plan is open to:
          . Shareholders of the Company's Common Stock and/or Preferred Stock enrolled in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, as in effect prior to its current amendment and restatement (Prior Plan);
          . Shareholders of record of the Company's Common Stock and/or Preferred Stock not enrolled in the Prior Plan;
          .     Beneficial owners of Common Stock and/or Preferred
                Stock whose shares are registered in names other than their own, provided that some or all of such shares are transferred to their own names or held in the name of a third-party nominee (e.g., a brokerage firm or
                                          ----
                bank) and such nominee is a Participant in the Plan; and
          . Other interested investors, including Customers (as defined herein), who are not shareholders but who reside in states in which the Company has satisfied the requirements of the state securities laws applicable to the operation of the Plan.

          Shareholders participating in the Prior Plan are automatically enrolled in the Plan and may begin to participate immediately without taking any further action to continue the reinvestment of their Common Stock and/or Preferred Stock dividends. Shareholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

          Common Stock acquired by Participants pursuant to the Plan will consist of (i) shares purchased from Participants selling their shares through the Plan and, at the option of the Company, either (ii) original issue shares purchased from the Company or (iii) issued and outstanding shares purchased on the open market by an agent independent of the Company (Independent Agent). The price per share of Common Stock purchased from Participants selling shares through the Plan will be the market closing price of the Common Stock on the business day immediately preceding the sale date. In the case of original issue shares, the price per share will be the average of the reported closing prices on the composite tape on the last three business days preceding the applicable Investment Date (as defined herein). Shares purchased on the open market will have a price per share equal to the weighted average price (excluding any related brokerage fees, commissions or other service charges) at which such shares are purchased by the Independent Agent with cash payments received and dividends reinvested during the applicable Investment Period (as defined herein). Since shares purchased by Participants generally will come from more than one source (i.e., shares purchased from selling Participants
                           ----
     combined with original issue shares purchased from the Company or with shares purchased on the open market), the price per share to the purchasing Participants will be a weighted average of the prices for all shares acquired for the Plan with cash payments received and dividends reinvested during the applicable Investment Period. No brokerage fees, commissions or other charges will be incurred by a Participant for purchases made under the Plan. However, any such charges paid by the Company will be reported to the Internal Revenue Service by the Company as income to the Participant.

          It is suggested that this Prospectus be retained for future reference.

                                 --------------------
       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                 --------------------
                  The date of this Prospectus is             , 1996.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                                AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (1934 Act) and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (Commission). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the New York Stock Exchange. Reports and other information concerning the Company may be inspected and copied at the office of such Exchange at 20 Broad Street, New York, New York. In addition, certain of the Company's Preferred Stocks are listed on the American Stock Exchange. Reports and other information concerning the Company may be inspected and copied at the office of such Exchange at 86 Trinity Place, New York, New York.

                                 --------------------

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Company's Annual Report on Form 10-K for the year ended December 31, 1995 (1995 Form 10-K), filed by the Company with the Commission pursuant to the 1934 Act, is hereby incorporated by reference.

          Each document filed subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and shall be a part hereof from the date of filing of such document; provided, however, that the 1995 Form 10-K or the documents subsequently filed by the Company pursuant to
     Section 13 of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such most recent Annual Report on Form 10-K. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

          Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any document referred to above which has been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to: Shareholder Services, Minnesota Power, 30 West Superior Street, Duluth, Minnesota 55802, telephone number (218) 723-3974 or (800) 535-3056.

                                  TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

     AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . .  2

     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . .  2

     THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

     USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

     THE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
        Purpose of the Plan  . . . . . . . . . . . . . . . . . . . . . . . .  6
        Participants in the Plan . . . . . . . . . . . . . . . . . . . . . .  6
        Plan Definitions . . . . . . . . . . . . . . . . . . . . . . . . . .  7
        Plan Administration  . . . . . . . . . . . . . . . . . . . . . . . .  8
        Source and Price of Purchased Shares . . . . . . . . . . . . . . . .  9
        Plan Enrollment  . . . . . . . . . . . . . . . . . . . . . . . . . .  9
        Investment of Dividends on Shares  . . . . . . . . . . . . . . . . .  9
        Cash Payments to Purchase Shares . . . . . . . . . . . . . . . . . . 10
        Timing of Share Purchases  . . . . . . . . . . . . . . . . . . . . . 10
        Number of Common Shares Purchased for Participants . . . . . . . . . 11
        Costs Under the Plan . . . . . . . . . . . . . . . . . . . . . . . . 11
        Certificates for Shares; Deposits and Withdrawals  . . . . . . . . . 11
        Change in Manner of Participation  . . . . . . . . . . . . . . . . . 11
        Transfer or Assignment of Common Stock held in a Plan Account  . . . 12
        Shares Pledged . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
        Shareholder Voting . . . . . . . . . . . . . . . . . . . . . . . . . 12
        Sale of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
        Withdrawal from Plan Participation . . . . . . . . . . . . . . . . . 12
        Sale or Transfer if a Participant Dies . . . . . . . . . . . . . . . 13
        Safekeeping  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
        Statements of Account; Shareholder Communications  . . . . . . . . . 14
        Responsibility of the Company and its Agents Under the Plan  . . . . 14
        Participant Responsibilities Under the Plan  . . . . . . . . . . . . 14
        Rights Offering and Stock Split  . . . . . . . . . . . . . . . . . . 14
        Modification or Termination of Plan; Termination of Participants . . 15
        Participants' Income Tax Withholding . . . . . . . . . . . . . . . . 15

     FEDERAL INCOME TAX CONSEQUENCES . . . . . . . . . . . . . . . . . . . . 15

     DESCRIPTION OF COMMON STOCK   . . . . . . . . . . . . . . . . . . . . . 16

     EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17

     LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

                                 --------------------

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                                     THE COMPANY

        The Company is an operating public utility incorporated under the laws of the State of Minnesota since 1906. Its principal executive office is at 30 West Superior Street, Duluth, Minnesota 55802, and its telephone number is (218) 722-2641. The Company has operations in four business segments:
     (1) electric operations, which include electric and gas services, and coal mining; (2) water operations, which include water and wastewater services;
     (3) automobile auctions, which also include a finance company and an auto transport company; and (4) investments, which include real estate operations, a 21 percent equity investment in a financial guaranty reinsurance company, and a securities portfolio. As of December 31, 1995, the Company and its subsidiaries had approximately 5,600 employees.

                                                      YEAR ENDED DECEMBER 31,
                                                     ------------------------
     Summary of Earnings Per Share                     1995     1994    1993
     --------------------------------                  ----     ----    ----

     CONSOLIDATED EARNINGS PER SHARE
       Continuing Operations                          $ 2.06   $ 1.99  $ 2.27
       Discontinued Operations*                          .10      .07    (.07)
                                                      ------   ------  -------
         Total                                        $ 2.16   $ 2.06  $ 2.20
                                                      ======   ======  ======

     PERCENTAGE OF EARNINGS BY BUSINESS SEGMENT
       Continuing Operations
         Electric Operations                             61%      63%     63%
         Water Operations                                (2)      23       4
         Automobile Auctions                              0       -       -
         Investments                                     36       11      36
       Discontinued Operations*                          05       03      (3)
                                                        ----     ----    ----
                                                        100%     100%    100%
                                                        ====     ====    ====

     -------------------------------
     * On June 30, 1995, the Company sold its interest in its paper and pulp business to Consolidated Papers, Inc. (CPI) for $118 million in cash, plus CPI's assumption of certain debt and lease obligations. The Company is still committed to a maximum guarantee of $95 million to ensure a portion of a $33.4 million annual lease obligation for paper mill equipment under an operating lease extending to 2012. CPI has agreed to indemnify the Company for any payments the Company may make as a result of the Company's obligation relating to this operating lease.

     ELECTRIC OPERATIONS

        Electric operations generate, transmit, distribute and sell electricity. The Company provides electricity to 122,000 customers in northern Minnesota, while the Company's wholly owned subsidiary, Superior Water, Light and Power Company, sells electricity to 14,000 customers and natural gas to 11,000 customers, and provides water to 10,000 customers in northwestern Wisconsin. Another wholly owned subsidiary, BNI Coal, Ltd. (BNI Coal) owns and operates a lignite mine in North Dakota. Two electric generating cooperatives, Minnkota Power Cooperative, Inc. and Square Butte Electric Cooperative (Square Butte), presently consume virtually all of BNI Coal's production of lignite coal under coal supply agreements extending to 2027. Under an agreement with Square Butte, the Company purchases 71 percent of the output from the Square Butte unit which is capable of generating up to 470 megawatts.

        In 1995 large industrial customers contributed about half of the Company's electric operating revenue. The Company has large power contracts to sell power to eleven industrial customers (five taconite producers, five paper companies and a pipeline company) each requiring 10 megawatts or more of power. These contracts, which have termination dates ranging from April 1997 to December 2005, require the payment of minimum monthly demand charges that cover most of the fixed costs, including a return on common equity, associated with having the capacity available to serve these customers.

     WATER OPERATIONS

        Water operations include Southern States Utilities, Inc. (SSU) and Heater Utilities, Inc. (Heater), both wholly owned subsidiaries of the Company. SSU is the largest private water supplier in Florida. At December 31, 1995, SSU provided water to 117,000 customers and wastewater treatment services to 53,000 customers in Florida. At December 31, 1995, Heater provided water to 26,000 customers and wastewater treatment services to 3,000 customers in North Carolina and South Carolina. These water operations have been upgrading existing facilities and building new facilities.

     AUTOMOBILE AUCTIONS

        The Company has an 83 percent ownership interest in ADESA Corporation (ADESA), the third largest automobile auction business in the United States. ADESA, headquartered in Indianapolis, Indiana, owns and operates 19 automobile auctions in the United States and Canada through which used cars and other vehicles are sold to franchised automobile dealers and licensed used car dealers. Two wholly owned subsidiaries of ADESA, Automotive Finance Company and ADESA Auto Transport, perform related services. Sellers at ADESA's auctions include domestic and foreign auto manufacturers, car dealers, fleet/lease companies, banks and finance companies.

        The Company acquired 80 percent of ADESA on July 1, 1995, for $167 million in cash. Proceeds from the Company's sale of the paper and pulp business combined with proceeds from the sale of securities investments were used to fund this acquisition. Acquired goodwill and other intangible assets associated with this acquisition are being amortized on a straight line basis over periods not exceeding 40 years. In January 1996 the Company provided an additional $15 million of capital in exchange for 1,982,346 original issue common stock shares of ADESA. This capital contribution increased the Company's ownership interest in ADESA to 83 percent. Put and call agreements with ADESA's four top executives provide ADESA management the right to sell to the Company, and the Company the right to purchase, ADESA management's 17 percent retained ownership interest in ADESA, in increments during the years 1997, 1998 and 1999, at a price based on ADESA's financial performance.

     INVESTMENTS

        The Company owns 80 percent of Lehigh Acquisition Corporation, a real estate company which owns various real estate properties and operations in Florida.

        The Company has a 21 percent equity investment in Capital Re Corporation (Capital Re). Capital Re is a Delaware holding company engaged primarily in financial and mortgage guaranty reinsurance through its wholly owned subsidiaries, Capital Reinsurance Company and Capital Mortgage Reinsurance Company. Capital Reinsurance Company is a reinsurer of financial guarantees of municipal and non-municipal debt obligations. Capital Mortgage Reinsurance Company is a reinsurer of residential mortgage guaranty insurance. The Company's equity investment in Capital Re at December 31, 1995, was $93 million.

        As of December 31, 1995, the Company had approximately $106 million invested in a securities portfolio. The majority of the securities are investment grade stocks of other utility companies and are considered by the Company to be conservative investments. Additionally, the Company sells common stock securities short and enters into short sales of treasury futures contracts as part of an overall investment portfolio hedge strategy.

                                   USE OF PROCEEDS

        Unless shares of Common Stock are purchased directly from the Company, the Company will receive no proceeds from the offering of Common Stock through the Plan. To the extent that shares are purchased directly from the Company, the net proceeds are expected to be used for general corporate purposes. The Company has no basis for estimating either the number of shares of Common Stock that may be sold under the Plan, the prices at which such shares will be sold or the number of shares that will be purchased directly from the Company.

                                       THE PLAN

        The Company's Dividend Reinvestment and Stock Purchase Plan, as amended and restated effective March 1, 1996 (Plan), is set forth below. The definitions of certain capitalized terms are provided under the heading "Plan Definitions".

     PURPOSE OF THE PLAN

        The purpose of the Plan is to provide Participants with a convenient method of acquiring shares of the Company's Common Stock through (i) the reinvestment in Company Common Stock of all or a portion of the cash dividends payable on the Participant's holdings of Company Common Stock and Preferred Stock, and/or (ii) the making of Optional Cash Payments. The Plan also provides a means for Participants to deposit share certificates representing shares of Company Common Stock into the Plan for Safekeeping, free of any service charges, whether or not the depositor participates in any of the other features of the Plan.


     PARTICIPANTS IN THE PLAN

        The Plan is available to the following persons:

        1) SHAREHOLDERS OF THE COMPANY'S COMMON STOCK AND/OR PREFERRED STOCK ENROLLED IN THE COMPANY'S AUTOMATIC DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN, AS IN EFFECT PRIOR TO ITS CURRENT AMENDMENT AND RESTATEMENT. Such shareholders are automatically enrolled in the Plan and may begin to participate immediately without taking any further action to continue the reinvestment of their Common Stock and Preferred Stock dividends.

        2) SHAREHOLDERS OF THE COMPANY'S COMMON STOCK AND/OR PREFERRED STOCK WITH SHARES REGISTERED IN THEIR OWN NAMES AND WHO ARE NOT ALREADY ENROLLED IN PLAN AS IN EFFECT PRIOR TO ITS CURRENT AMENDMENT AND RESTATEMENT. Such shareholders may commence participation by returning a properly executed Shareholder Authorization Form to the Plan Administrator.

        3) BENEFICIAL OWNERS OF SHARES OF THE COMPANY'S COMMON STOCK AND/OR PREFERRED STOCK WHOSE SHARES ARE REGISTERED IN NAMES OTHER THAN THEIR OWN. In order to be eligible to participate in the Plan, such beneficial owners must become shareholders of record by having some or all of such shares transferred to their names. Alternatively, to the extent that a beneficial owner's shares are held in street name by their broker or other similar third-party nominee or agent, such beneficial owner may participate in the dividend reinvestment portion of the Plan by certificating their shares and enrolling in the Plan or by registering their shares with a broker who participates in the Depository Trust Company
             (DTC) dividend reinvestment program. The Company and DTC have made arrangements to allow investors whose shares are registered by their broker with DTC to participate in the Plan. DTC has joined the Plan and completed a Letter of Agreement on behalf of brokers who both register shares with DTC and participate in DTC's dividend reinvestment program. Beneficial owners participating in the Plan through their broker must contact their broker to change their method of participation or to terminate participation.
             Reinvestment of dividends through broker participation is limited to the purchase of whole shares. Optional Cash Payments may not be made to the extent participation in the Plan is through a broker.

        4) OTHER INTERESTED INVESTORS, INCLUDING CUSTOMERS, WHO ARE NOT ALREADY SHAREHOLDERS OF THE COMPANY'S COMMON STOCK AND/OR PREFERRED STOCK. Such investors may participate in the Plan by making a minimum Initial Cash Investment to purchase Common Stock through the Plan and returning a properly executed Initial Investment Form to the Plan Administrator. Except with respect to Customers (as defined herein), such minimum investment is $250. Customers are permitted to make a minimum investment of $10. In certain jurisdictions, applicable laws require that shares of Common Stock offered under the Plan to persons, including Customers, not presently record holders of Common Stock be offered only through a registered broker-dealer. No offers or sales will be effected in those jurisdictions unless the Company has satisfied the requirements of the state securities laws applicable to the operation of the Plan.

     PLAN DEFINITIONS

     Account:                 The Plan Administrator's record of a Participant's
                              Plan activity.

     Administrator:           Minnesota Power Shareholder Services.

     Company:                 Minnesota Power & Light Company.

     Customer:                Any person who is (i) a customer of the Company,
                              Superior Water, Light and Power Company, Heater
                              Utilities Incorporated or Southern States
                              Utilities, Inc. or (ii) a lessee of real property owned by the Company or (iii) a member of another category of persons with an ongoing business relationship with the Company as such category may be approved for Customer status under the Plan by the Company's Board of Directors from time to time.

     Custodian:               Minnesota Power Shareholder Services.

     Dividend Payment Date:   The date on which dividends are payable, as
                              determined by the Company's Board of Directors.
                              These dates are normally the first day of March, June, September and December for the Company's
                              Common Stock and the first day of January, April, July and October for the Company's Preferred
                              Stock.

     Dividend Record Date:    The date on which shareholders, including Plan
                              Participants, must be shareholders in order to receive dividends on their shares. Generally, the Dividend Record Date is the 15th of the month preceding the Dividend Payment Date. If the 15th falls on Saturday, then the Dividend Record Date is the 14th; if the 15th falls on Sunday, then the Dividend Record Date is the 16th.

     Ex-Dividend Date:        A date prior to the Dividend Record Date, based on
                              industry regulations, necessary to allow for the settlement of securities traded through a broker by the Dividend Record Date. Stock purchased from a broker after the Ex-Dividend Date is not entitled to the succeeding dividend.

     Independent Agent:       The broker or other agent selected by the Plan
                              Administrator to purchase and/or sell shares of Company Common Stock on the open market for Plan
                              Participants.

     Initial Cash Investment: A payment made to the Company to purchase shares of Common Stock to open a Plan Account. The minimum Initial Cash Investment is $250 for interested investors who are not shareholders (except for those interested investors who are Customers, in which case the minimum is $10).

     Initial Investment Form: A form available from the Plan Administrator which allows new investors to enroll in the Plan and designate the method of receiving dividends on their shares.

     Investment Date:         The date on which the weighted average purchase
                              price for all shares of Common Stock purchased with respect to a particular Investment Period is determined. In the event that original issue shares are purchased under the Plan, the Investment Date will be the first day of the month following the end of the Investment Period. If open market purchases are made, the Investment
                              Date will be the later of (i) the first day of the month following the end of the Investment Period or (ii) the day following the end of the Investment Period on which all purchases on the open market are completed by the Independent
                              Agent. Purchased shares are credited to a Participant's Account on the Investment Date.

     Investment Period:       The period during which cash payments are accepted
                              from Participants for investment in Common Stock to be credited to Plan Accounts on the Investment
                              Date. The Investment Period begins on the first business day following the last day of the prior
                              Investment Period (which last day is the fifth business day from the end of the prior month) and ends on the last day of the current Investment
                              Period (which last day is the fifth business day from the end of the current month).

     Optional Cash Payments:  Cash payments sent at any time to the Plan
                              Administrator by a Participant to purchase additional shares of Common Stock under the Plan.

     Safekeeping:             The depositing of Common Stock share certificates
                              with the Plan Administrator for the benefit of a Plan Participant.

     Shareholder Authoriza-   A form available from the Plan Administrator
      tion Form:              which allows a current shareholder to become a
                              Participant, to direct investment and reinvestment of dividends on shares held in the Plan, and to express other directions with respect to the Participant's Account and participation in the Plan.

     Statement of Account:    Written reports and summaries of a Participant's
                              Plan activity mailed by the Plan Administrator to the Participant.

     PLAN ADMINISTRATION

        The Company is the Plan Administrator through its Shareholder Services department. The Plan Administrator administers the Plan for Participants, keeps records, sends Statements of Account to Participants and performs other duties relating to the Plan.

        Should the Plan purchase shares on the open market, the Company will appoint the Independent Agent to act as the independent agent of Participants. The Company, as Custodian under the Plan, holds shares acquired under the Plan and shares deposited into the Plan for Safekeeping. The Company may resign as Plan Administrator or as Custodian at any time upon the appointment of a successor. The Company believes that its position as Plan Administrator, as compared with that of a registered broker-dealer or federally insured banking institution, poses no material risk to Participants.

        All communications concerning the Plan should be directed by mail or telephone to the Plan Administrator as follows:

                                 Shareholder Services
                                   Minnesota Power
                               30 West Superior Street
                               Duluth, Minnesota  55802
                     Telephone:  (218) 723-3974 or (800) 535-3056
                                 Fax:  (218) 720-2502

     SOURCE AND PRICE OF PURCHASED SHARES

        Common Stock acquired by Participants pursuant to the Plan will consist of (i) shares sold through the Plan by Participants and, at the Company's option, either (ii) authorized but unissued shares of Common Stock purchased from the Company or (iii) issued and outstanding shares purchased by the Independent Agent in the open market. The Company has sole discretion as to the method by which Common Stock is purchased under the Plan for Participants.

        The price per share for shares purchased from Participants selling shares through the Plan will be the market closing price of the Company's Common Stock on the business day immediately preceding the sale date. In the case of original issue shares purchased from the Company, the price per share will be the average of the reported closing prices on the composite tape on the last three business days prior to the applicable Investment Date. Shares purchased on the open market will have a price per share equal to the weighted average price (excluding any related brokerage fees, commissions or other service charges) at which such shares are purchased by the Independent Agent with cash payments received and dividends reinvested during the applicable Investment Period. Since shares purchased by Participants will come from more than one source (i.e., shares purchased
                                                       ---
     from selling Participants combined with original issue shares purchased from the Company or with shares purchased on the open market), the price per share to the purchasing Participants will be a weighted average of the prices paid for all shares acquired for the Plan with cash payments received and dividends reinvested during the applicable Investment Period.

        Subject to any limitations imposed by Federal or state securities laws, the Independent Agent will have full discretion as to all matters relating to open market purchases, including the determination of the number of shares, if any, to be purchased on any day or at any time of day, the price paid for such shares, the markets on which such shares are to be purchased and the persons (including other brokers and dealers) from or through whom such purchases are made. Neither the Company or any of its affiliates, nor any Participant, may exercise any control or influence over the timing, price, amount or manner of purchases of the Common Stock purchased by the Independent Agent.

        The Company cannot change more than once in any twelve month period its determination that shares will be purchased on the open market or directly from the Company. Such change will be documented by the Company in the form of a resolution from the Board of Directors or by order of the Company's Chief Financial Officer. No purchases under the Plan will be made merely for the purpose of creating trading activity in order to raise the price of the Company's Common Stock.

     PLAN ENROLLMENT

        Shareholders who own Common Stock and/or Preferred Stock and shareholders who have shares registered in more than one name will receive a Shareholder Authorization Form for each registration. If this occurs, the shareholder has the choice of signing and returning any or all of the Shareholder Authorization Forms, but must return all Shareholder Authorization Forms in order to have dividends on all shares reinvested. All shareholders must sign the Shareholder Authorization Form in the name in which their shares are registered.

        Customers not already owning Company Common Stock or Preferred Stock may enroll in the Plan by making an Initial Cash Investment of at least $10. Other interested investors who are not Company stockholders may become Participants by making an Initial Cash Investment of at least $250. Customers and other interested investors wishing to purchase shares through the Plan should contact the Plan Administrator for an Initial Investment Form.

     INVESTMENT OF DIVIDENDS ON SHARES

        A Participant may choose to have cash dividends on all or a portion of such Participant's shares of Common Stock (including shares held in the Participant's Account) and/or Preferred Stock paid directly to the Participant or, alternatively, may have the Participant's Account credited with full and fractional shares of Common Stock purchased with cash dividends on all or a portion of such shares. Reinvested dividends will be credited to Participants' Accounts as of the Dividend Payment Date. See "Timing of Share Purchases" below. A Participant may change the method of receiving dividends upon written notification to the Plan Administrator at any time without withdrawing from the Plan. No interest will be paid on any cash dividends held by the Company pending investment in the Plan.

     CASH PAYMENTS TO PURCHASE SHARES

        After enrollment in the Plan and the purchase of shares through the Initial Cash Investment, Participants may purchase additional shares under the Plan through Optional Cash Payments delivered to the Plan Administrator. A Participant may cease making Optional Cash Payments at any time without withdrawing from the Plan. A Participant may choose to make an Optional Cash Payment by returning an Optional Cash Payment Form and enclosing a check or money order payable to Minnesota Power. Payments may vary in amount, but may not be less than $10 per payment nor more than $100,000 per year. Optional Cash Payment Forms are included with each Statement of Account or will be sent to Participants by the Plan Administrator upon request. Optional Cash Payments received by the Company are transmitted promptly to a segregated escrow account when purchases are to be made by the Independent Agent. Any interest earned on the account will be used to defray costs of administering the Plan. No interest will be paid on any Initial Cash Investments and Optional Cash Payments held by the Company pending investment in the Plan. See "Timing of Share Purchases" below. Initial Cash Investments and Optional Cash Payments will not be returned to Participants unless a written request is received by the Plan Administrator no later than five business days prior to the end of the month in which received.

     TIMING OF SHARE PURCHASES

        Initial Cash Investments and Optional Cash Payments received during an Investment Period will be used to purchase shares of Common Stock to be credited to the Participant's Account as of the Investment Date following the end of such Investment Period. If an Initial Cash Investment or Optional Cash Payment is received by the Company during the last four business days of the month, the shares to be purchased will be purchased and credited to the Participant's Account as of the second following Investment Date.

        If any Shareholder Authorization Form directing reinvestment of dividends is received by the Plan Administrator on or prior to a Dividend Record Date, that dividend is reinvested in shares of Common Stock in accordance with the Participant's instructions and such shares are credited to the Participant's Account. If the Shareholder Authorization Form is received by the Plan Administrator after such Dividend Record Date, that dividend is paid in cash and reinvestment begins with the next dividend. The Dividend Record Dates for the payment of dividends on the Company's Common Stock and Preferred Stock are customarily fifteen days prior to the Dividend Payment Dates. Common Stock Dividend Payment Dates usually are the first day of March, June, September and December. The Dividend Payment Dates for the Preferred Stock usually are the first day of January, April, July and October.

        For example, in the case of a Common Stock dividend paid by the Company on March 1, for which the record date was February 15, if the Shareholder Authorization Form directing reinvestment is received by the Plan Administrator on or prior to February 15, the March 1 dividend will be reinvested in shares of Common Stock which will be credited to the Participant's Account as of the Investment Date following such record date. However, if the Shareholder Authorization Form is received by the Plan Administrator after February 15, the March 1 dividend will be paid in cash and reinvestment will not begin until the next dividend. Optional Cash Payments received after February 15 and no later than five business days before the end of February also will be invested in shares of Common Stock which will be credited to the Participant s Account as of the Investment Date following the Investment Period in which such payments are received, although the March 1 dividend will not be paid on these newly acquired shares because they were not held on the Dividend Record Date. Optional Cash Payments received by the Plan Administrator during the last four business days of February will be held and invested with all other Optional Cash Payments received during the period commencing the day after the fifth business day prior to the end of February and ending on the fifth business day prior to the end of March and will be credited to the Participant's Account as of the Investment Date immediately following the last day of March.

     NUMBER OF COMMON SHARES PURCHASED FOR PARTICIPANTS

        Shares of Common Stock purchased under the Plan by a Participant and shares of Common Stock represented by certificates deposited by a Participant for Safekeeping in the Plan will be credited to that Participant's Account under the Plan. The number of shares purchased for each Participant with respect to any Investment Period depends upon (a) the amount of the Participant s dividends to be reinvested and Optional Cash Payments to be invested, and (b) the price of the shares of Common Stock purchased. Each Participant's Account is credited with that number of shares, including any fractional share computed to three decimal places, equal to the total amount of dividends reinvested or Optional Cash Payments invested on such Participant's behalf divided by the applicable price per share. Other than the $100,000 maximum cash investment per year, the Plan does not limit the number of shares of Common Stock which any Participant may purchase. THE MANNER IN WHICH THE PLAN OPERATES DOES NOT PERMIT THE PLAN ADMINISTRATOR TO HONOR A REQUEST THAT A SPECIFIC NUMBER OF SHARES BE PURCHASED.

     COSTS UNDER THE PLAN

        No brokerage fees, commissions or other charges will be incurred by Participants for shares purchased for their Plan Accounts. However, any such charges paid by the Company will be reported to the Internal Revenue Service (IRS) by the Company as income to the Participant. Because of the volume of shares purchased through the Plan, commissions that the Company pays on behalf of Participants should be less than those which Participants would otherwise pay should they purchase, individually, the same number shares on the open market.

        If a Participant requests the Plan Administrator to sell shares of Common Stock through the Plan (other than a request for the sale of less than one share), the Participant will pay a nominal administrative fee and applicable taxes. There are no other service charges for participating in the Plan. All costs of administration of the Plan are paid by the Company. However, the Company reserves the right at any time to charge an administrative fee for costs that are reasonably related to actual administrative costs incurred by the Company as Plan Administrator. These costs include printing and mailing costs for prospectuses, brochures and forms, administrative handling fees for paperwork pursuant to Participant instructions, and other similar costs. Should the Company determine to charge such fees, Participants will be notified ninety days prior to their effective date.

     CERTIFICATES FOR SHARES; DEPOSITS AND WITHDRAWALS

        Participants can request stock certificates for any number of full shares credited to their Plan Accounts, and may make such requests without withdrawing from the Plan. There is no charge for this service. A written request must be made to the Plan Administrator by (i) completing the change in participation form on the reverse side of the Optional Cash Payment Form, or (ii) by submitting a letter of instruction indicating the Account number and registration. The request should indicate the number of shares to be certificated and must be signed by ALL Account owners. A separate request must be made each time a certificate is requested. Requests are processed as soon as practicable after receipt. Generally, the certificates are issued within five business days after the Company receives the request. Any remaining full and fractional shares will continue to be held in Participants' Accounts. Certificates for fractional shares will not be issued under any circumstances. If a Participant requests the issuance of certificates for shares credited to his or her Plan Account, dividends on such shares will continue to be reinvested in full unless the Participant requests that dividends not be reinvested and instead be paid by check in full or, alternatively, be partially reinvested with the amount not reinvested paid by check. Such requests must be in writing, directed to Shareholder Services and received by Shareholder Services not later than the Dividend Record Date for a dividend payment in order to stop the reinvestment of that payment in full.

     CHANGE IN MANNER OF PARTICIPATION

        A Participant may, without withdrawing from the Plan, request the Plan Administrator to stop the reinvestment of any cash dividends on shares of Common Stock and/or Preferred Stock registered in the Participant's name by giving written notice to the Plan Administrator. In order to stop the reinvestment of a cash dividend payment, such written notice must be received by the Plan Administrator not later than the Dividend Record Date for such dividend payment.

     TRANSFER OR ASSIGNMENT OF COMMON STOCK HELD IN A PLAN ACCOUNT

        A Participant may instruct the Plan Administrator to transfer or assign Plan shares to another Account or to a new Account. Such instructions must be accompanied by appropriate documentation and must comply with transfer regulations and applicable laws. Participants may call the Plan Administrator for specifics as to requirements for transfer.

     SHARES PLEDGED

        Shares held in a Plan Account may not be pledged as collateral. Participants wishing to use their Shares in the Plan as collateral must have certificates issued for the shares. See "Certificates for Shares; Deposits and Withdrawals" above. The certificates can then be delivered as collateral. A Participant does not withdraw from the Plan if shares are certificated in this manner.

     SHAREHOLDER VOTING

        For each meeting of shareholders, Participants receive proxy cards covering total full and fractional shares held, including shares held directly and shares held under the Plan. If a proxy card is returned properly signed and marked for voting, the shares covered are voted as marked. If a proxy card is returned properly signed, but without instructions as to the manner shares are to be voted with respect to any item thereon, the shares covered are voted in accordance with the recommendations of the Company's Board of Directors. If the proxy card is not returned, or if it is returned unexecuted or improperly executed, the shares covered are not voted unless the Participant votes in person.

     SALE OF SHARES

        The Plan allows Participants to sell up to 99.999 shares of Common Stock credited to their Accounts in one transaction per year under the Plan.
     This includes shares of Common Stock deposited in the Plan for Safekeeping. The Company will not charge the Participant an administrative and/or broker commission fee for this service if less than one share is sold under this feature of the Plan. The Company will charge the nominal administrative costs of sales of one or more shares and less than 100 shares. If the Participant wishes to sell more than once per year or 100 or more shares, the Participant can request that a certificate be issued for the shares. Once a certificate is received, an order can be placed to sell through a broker. Shares acquired through and held in the Plan, as well as shares surrendered for Safekeeping, may be sold or certificated in this manner. Shares held outside the Plan may not be sold through the Plan. A written request must be made to the Plan Administrator (i) by completing the change in participation form on the reverse side of the Optional Cash Payment Form, or (ii) by submitting a letter of instruction indicating the account number and registration. The request should indicate the number of shares to be sold and must be signed by ALL Account owners.

        Plan shares will generally be sold or certificated by the Company within five business days following receipt of the request. Sale requests received during the dividend processing period, however, may be delayed until the dividend processing is completed. The Independent Agent or the Plan Administrator will have full discretion in all matters related to the sale, including the time of sale, sale price and the markets or persons through whom the shares are sold. Participants cannot specify a price at which to sell their shares. A check will be issued for the proceeds of the sale minus the applicable administrative fee and taxes, and will be made payable to the registered owners only.

     WITHDRAWAL FROM PLAN PARTICIPATION

        A Participant may withdraw from the Plan at any time. Participants must notify the Plan Administrator in writing of their intention to terminate participation in the Plan. The written request must be made to the Plan Administrator by completing the change in participation form on the reverse side of the Optional Cash Payment Form attached to the periodic Statement of Account or by submitting a letter of instruction indicating the Account number and registration. The request should indicate that the Participant wishes to terminate participation in the Plan. All Account owners must sign the request and indicate whether they wish to receive a stock certificate or sell their shares. As set forth above, Participants may terminate participation in the Plan either by selling all the shares in their Plan Account through the Plan (if such number of shares is less than 100 and the Participant has not sold any other shares credited to his or her Plan Account in the year of termination) or by having a certificate issued for a specific number of whole shares in their Account and selling the fractional balance of shares. Certificates will not be issued for fractional shares; fractional shares will be sold when terminating participation in the Plan. Optional Cash Payments received prior to the request to terminate Plan participation will be invested during the next Investment Period unless the Participant timely requests the return of that investment. The termination of Plan participation will be delayed if the request is received during the dividend processing period or if a Participant has made an Optional Cash Payment which has not yet been allocated to his or her Plan Account.

        A Participant s withdrawal from the Plan will stop all investment under the Plan if, in the case of the reinvestment of dividends, notification of withdrawal is received not later than the Dividend Record Date for a cash dividend payment normally reinvested by the Participant or, in the case of Optional Cash Payments, the fifth business day prior to the end of the month in which the Optional Cash Payment is received by the Plan Administrator. Any cash dividend or Optional Cash Payment received for which investment has been stopped by timely notification of withdrawal from the Plan will be paid by the Plan Administrator to the Participant without interest.

        If the Plan Administrator is not requested to sell shares of Common Stock held in the Participant's Account upon notification of a Participant's withdrawal from the Plan, certificates for whole shares credited to the Participant's Account under the Plan will be issued to the Participant and a cash payment will be made for any fractional share. The cash payment for any fractional share will be based on the sale price as indicated under the heading "Sales of Shares" above. If a Participant sells or otherwise disposes of all the shares of stock registered in the Participant's name in certificate form, the Plan Administrator will continue to reinvest the dividends on the shares credited to the Participant's Account until the Participant notifies the Company in writing of its intent to withdraw from the Plan.

        Participants terminating their Plan participation will receive a Plan History Statement detailing the current Plan Account history. THE PLAN HISTORY STATEMENT SHOULD BE RETAINED FOR TAX PURPOSES.

     SALE OR TRANSFER IF A PARTICIPANT DIES

        If a Participant dies, cash dividends which the Participant had directed to be reinvested in Common Stock under the Plan (including all dividends on shares credited to the Participant's Account under the Plan) will continue to be reinvested until such time as an authorized representative of the Participant's estate instructs the Plan Administrator to sell or certificate shares of the Common Stock credited to the Participant's Account or requests withdrawal from the Plan. Reinvestment of cash dividends on shares of Common Stock credited to the Participant's Account will continue until the Plan Administrator is otherwise instructed by an authorized representative of the Participant's estate. Optional Cash Payments sent prior to a Participant's death will be invested in shares of Common Stock unless, prior to investment, an authorized representative of the Participant's estate instructs the Plan Administrator not to make the investment. All instructions and requests by authorized representatives of a deceased Participant's estate must be accompanied by appropriate documentation and must comply with the transfer requirements and any applicable laws. Representatives of a Participant's estate should contact the Plan Administrator for specific information.

     SAFEKEEPING

        A Participant may deposit certificates representing shares of the Company's Common Stock registered in his or her name into his or her Plan Account for Safekeeping. Certificates representing shares to be deposited for Safekeeping should be sent, together with a completed Shareholder Authorization Form, to the Plan Administrator. It is suggested that Participants use certified or registered mail when sending stock certificates, declaring a value equal to 2% of the market value of the shares on the date of mailing. This amount is the approximate cost of replacing the certificates should they be lost in the mail. CERTIFICATES SURRENDERED FOR SAFEKEEPING SHOULD NOT BE ENDORSED. A Shareholder Authorization Form may be obtained at any time by request to the Plan Administrator.

        It is the responsibility of the Participant to retain records relative to the cost of any shares represented by certificates deposited for Safekeeping. Participants may submit certificates for Safekeeping at any time while participating in the Plan. Notification will be sent confirming receipt of certificates surrendered for Safekeeping. COMMON STOCK SURRENDERED FOR SAFEKEEPING WILL BE TREATED IN THE SAME MANNER AS SHARES PURCHASED THROUGH THE PLAN.

     STATEMENTS OF ACCOUNT; SHAREHOLDER COMMUNICATIONS

        The Plan Administrator maintains an Account for each Participant. All shares purchased for a Participant under the Plan or delivered by a Participant for Safekeeping are credited to, and held in, such Participant's Account. Shares are withdrawn from a Participant's Account when certificates for shares are issued to, or shares are sold for, a Participant. In addition to a quarterly statement of his or her Account, each Participant receives a monthly statement for each of the following transactions: (i) purchase of additional shares with Optional Cash Payments, (ii) deposit of shares into the Plan for Safekeeping, (iii) sale of shares held in the Plan, (iv) withdrawal of Plan shares in certificate form, (v) transfer of shares into another Account, and (vi) upon termination of the Plan. THE STATEMENTS OF ACCOUNT ARE A PARTICIPANT'S CONTINUING RECORD OF THE COST OF SHARES PURCHASED, THEIR BASIS FOR FEDERAL INCOME TAX PURPOSES, THE PROCEEDS OF SALES AND THE AMOUNT OF DIVIDENDS REPORTABLE FOR FEDERAL INCOME TAX PURPOSES, AND SHOULD BE RETAINED FOR INCOME TAX PURPOSES. Each Participant also receives copies of the same communications sent to all holders of the Company's Common Stock and Preferred Stock, including the Company's Annual Report and any Quarterly Reports to Shareholders, Notice of Annual Meeting and Proxy Statement and tax information for reporting dividends paid.

     RESPONSIBILITY OF THE COMPANY AND ITS AGENTS UNDER THE PLAN

        Neither the Company, in its individual capacity or as Plan Administrator or Custodian, nor any independent agent appointed by the Company pursuant to the Plan will be liable for any act done in good faith or for any good faith omission to act with respect to the Plan, including, without limitation, any claim of liability (i) arising out of failure to terminate a Participant's Account upon such Participant's death prior to receipt of notice in writing of such death, (ii) with respect to the prices or times at which, or sources from which, shares are purchased or sold for Participants, or (iii) with respect to any fluctuation in market value before or after any purchase or sale of shares.

        PARTICIPANTS MUST RECOGNIZE THAT THE COMPANY CANNOT ASSURE THEM A PROFIT, OR PROTECT THEM AGAINST LOSSES, ON SHARES PURCHASED PURSUANT TO THE PLAN. THE MARKET PRICE OF COMMON STOCK CAN FLUCTUATE SUBSTANTIALLY. PARTICIPANTS ACCEPT THE RISKS AS WELL AS THE BENEFITS OF THE PLAN.

     PARTICIPANT RESPONSIBILITIES UNDER THE PLAN

        Plan shares are subject to escheatment to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Plan Administrator promptly in writing of any change of address. Statements of Account and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Plan Administrator.

     RIGHTS OFFERING AND STOCK SPLIT

        In a rights offering, warrants representing rights on all shares held directly by each Participant, including those credited to the Participant's Account under the Plan, will be mailed directly to the Participant in the same manner as to shareholders not participating in the Plan.

        Rights based on a fractional share held in the Plan will be sold by the Plan Administrator and the proceeds will be credited to the Participant's Account under the Plan and applied as cash dividends to purchase Common Stock to be credited to the Participant's Account as of the Investment Date following the next Investment Period in which Common Stock is purchased with reinvested dividends.

        Any shares issued pursuant to a stock split distributed by the Company on shares credited to the Participant's Account under the Plan will be added to the Participant's Account. Shares issued pursuant to a stock split distributed on any certificated shares registered in the name of the Participant will be mailed directly to the Participant in the same manner as to shareholders who are not participating in the Plan.

     MODIFICATION OR TERMINATION OF PLAN; TERMINATION OF PARTICIPANTS

        The Company reserves the right to suspend, modify, amend or terminate the Plan at any time and to interpret and regulate the Plan as it deems necessary or desirable in connection with the operation of the Plan. The Company also reserves the right, at its discretion, to terminate Participants who no longer actively participate in the Plan. All affected Participants will receive notice of any such suspension, modification or termination. In the event of any such termination, affected Participants' shares held under the Plan will be delivered or sold in the manner described under the heading "Withdrawal from Plan Participation" above.

        In addition, the Company may terminate a Participant's participation in the Plan if it believes that such participation may be contrary to the general intent of the Plan or in violation of applicable law. The Participant will receive a certificate for whole shares and a check for the cash value of the fractional share in his or her Plan Account.

     PARTICIPANTS' INCOME TAX WITHHOLDING

        In the case of a participating foreign stockholder whose dividends are subject to United States income tax withholding, or a domestic stockholder subject to backup tax withholding, the tax required to be withheld will be deducted from the amount of any cash dividend otherwise to be applied to the purchase of shares for the Participant s Account under the Plan, and the amount of dividend after such deduction will be applied to the purchase of additional shares. The regular Statements of Account sent to such Participants will indicate the amount of tax withheld. Income tax withheld by the Company may not be refunded by the Company but may be claimed as a credit on an individual s Federal income tax return. In addition, withholding will occur on any sale of shares if a Participant s Account is subject to income tax withholding. The check sent to the Participant will be reduced by the amount of tax withheld and any applicable administrative fees or broker commissions.

                           FEDERAL INCOME TAX CONSEQUENCES

        With respect to reinvested cash dividends used to purchase authorized but unissued shares from the Company, a Participant will be treated for Federal income tax purposes as having received a distribution in an amount equal to the fair market value on the Dividend Payment Date of the full and fractional number of shares purchased with reinvested dividends. The fair market value of such shares on the Dividend Payment Date will be treated as dividend income to the Participant. The tax basis of the shares so purchased will be equal to the fair market value of such shares on the Dividend Payment Date.

        With respect to reinvested cash dividends used to purchase shares in the open market, a Participant will be treated for Federal income tax purposes as having received a dividend distribution in an amount equal to the cash dividend reinvested plus brokerage fees, commissions or other service charges if paid by the Company to obtain the shares. The cash dividend reinvested plus such charges will be treated as dividend income to the Participant. The tax basis of the shares so purchased will be equal to the amount of the dividend distribution.

        A Participant who purchases shares with Optional Cash Payments will recognize no taxable income upon such purchases except to the extent of brokerage fees, commissions or other service charges paid by the Company to obtain the shares. The tax basis of shares purchased in this manner will be the amount of the Optional Cash Payment plus such charges as may be paid by the Company, if applicable.

        The holding period for shares acquired under the Plan begins on the day after the shares are allocated and credited to Participants Accounts. A Participant s dividend distribution and any additional income, such as brokers commission the Company pays on a Participant's behalf, will be reported on the Participant s year-end Form 1099-DIV.

        For a foreign shareholder of the Company s Common Stock and/or Preferred Stock whose cash dividends are subject to United States income tax withholding or a shareholder of the Company s Common Stock and/or Preferred Stock who is subject to backup withholding who elects to have cash dividends on all or a portion of the Participant s Common Stock and/or Preferred Stock reinvested, (i) the amount reinvested will be reduced by the amount of tax required to be withheld and (ii) the amount of tax so withheld will be included for IRS reporting purposes in the dividend income of the foreign Participant or Participant subject to backup withholding. The statements confirming purchases for the foreign Participants, and Participants subject to backup withholding, will indicate the net cash dividend payment reinvested.

        Foreign shareholders, and Participants subject to backup withholding, who elect to participate through the Optional Cash Payment feature only will continue to receive cash dividends on shares registered in their names in the same manner as if they were not participating in the Plan. Optional Cash Payments received from foreign shareholders must be in United States dollars and will be invested in accordance with the Plan procedures.

        A Participant will not realize any taxable income whenever certificates for whole shares credited to the Participant s Account under the Plan are issued to the Participant. However, a Participant will realize a gain or loss whenever shares are sold. In addition, a Participant will realize a gain or loss upon receipt of a cash payment for full or fractional shares credited to the Participant's Account. The amount of any such gain or loss will be the difference between the amount which the Participant receives for the share(s) and the Participant's tax basis thereof.

        The information set forth above is only a summary and does not purport to be a complete description of all tax consequences of participation in the Plan. The description may be affected by future legislation, IRS rulings and regulations, or court decisions. In addition, the taxation of foreign shareholders, except as noted, is not discussed in this Prospectus. Accordingly, Participants should consult with their own tax advisors with respect to the Federal, state, local and foreign tax consequences of participation in the Plan. The foregoing discussion assumes that all dividend distributions are supported by earnings and profits of the Company.

                             DESCRIPTION OF COMMON STOCK

        General. The following statements relating to the Common Stock are merely an outline and do not purport to be complete. They are qualified in their entirety by reference to the Company's Articles of Incorporation (Articles of Incorporation) and the Mortgage and Deed of Trust of the Company. Reference is also made to the laws of the State of Minnesota.

        The Company's authorized capital stock consists of 65,000,000 shares of Common Stock, without par value, 116,000 shares of 5% Preferred Stock, $100 par value, 1,000,000 shares of Serial Preferred Stock, without par value, and 2,500,000 shares of Serial Preferred Stock A, without par value.

        Dividend Rights. The Common Stock is entitled to all dividends after full provision for dividends on the issued and outstanding Preferred Stocks and the sinking fund requirements of the Serial Preferred Stock A of the $7.125 Series and $6.70 Series.

        The Articles of Incorporation provide that so long as any shares of the Company's Preferred Stocks are outstanding, cash dividends on Common Stock are restricted to 75 percent of available net income when Common Stock equity is or would become less than 25 percent but more than 20 percent of total capitalization. This restriction becomes 50 percent when such equity is or would become less than 20 percent. See Note 8 to Consolidated Financial Statements incorporated by reference in the Company's 1995 Form 10-K.

        Voting Rights (Non-Cumulative Voting). Holders of Common Stock are entitled to notice of and to vote at any meeting of shareholders. Each share of the Common Stock, as well as each share of the issued and outstanding Preferred Stocks, is entitled to one vote. Since the holders of such shares do not have cumulative voting rights, the holders of more than 50 percent of the shares voting can elect all the Company s directors, and in such event the holders of the remaining shares voting (less than 50 percent) cannot elect any directors. In addition, the Preferred Stocks are expressly entitled, as one class, to elect a majority of the directors (the Common Stock, as one class, electing the minority) whenever dividends on any of such Preferred Stocks shall be in default in the amount of four quarterly payments and thereafter until all such dividends in default shall have been paid. The Articles of Incorporation include detailed procedures and other provisions relating to these rights and their termination, such as quorums, terms of directors elected, vacancies, class voting as between Preferred Stocks and Common Stock, meetings, adjournments and other matters.

        The Articles of Incorporation contain certain provisions which make it difficult to obtain control of the Company through transactions not having the approval of the Board of Directors, including:

        (1) A provision requiring the affirmative vote of 75 percent of the outstanding shares of all classes of capital stock of the Company, present and entitled to vote, in order to authorize certain "Business Combinations." Any such Business Combination is required to meet certain "fair price" and procedural requirements. Neither a 75 percent stockholder vote nor "fair price" is required for any Business Combination which has been approved by a majority of the "Disinterested Directors."

        (2) A provision permitting a majority of the Disinterested Directors to determine whether the above requirements have been satisfied.

        (3) A provision providing that certain of the Articles of Incorporation cannot be altered unless approved by 75 percent of the outstanding shares of all classes of capital stock, present and entitled to vote, unless such alteration is recommended to the shareholders by a majority of the Disinterested Directors.

        Liquidation Rights. After satisfaction of creditors and of the preferential liquidation rights of the outstanding Preferred Stocks ($100 per share plus unpaid accumulated dividends), the holders of the Common Stock are entitled to share ratably in the distribution of all remaining assets.

        Miscellaneous. Holders of Common Stock have no preemptive or conversion rights.

        The Common Stock is listed on the New York Stock Exchange.

        The transfer agents for the Common Stock are Norwest Bank Minnesota, N.A. and the Company. The registrars for the Common Stock are Norwest Bank Minnesota, N.A. and First Bank, National Association.

                                       EXPERTS

        The Company's consolidated financial statements incorporated in this Prospectus by reference to the Company's 1995 10-K, except as they relate to ADESA, have been audited by Price Waterhouse LLP, independent accountants, and, insofar as they relate to ADESA, by Ernst & Young LLP, independent auditors. Such financial statements, except as they relate to ADESA, have been so incorporated in reliance on the report of Price Waterhouse LLP, given on the authority of said firm as experts in auditing and accounting.

        The financial statement schedule incorporated in this Prospectus by reference to the Company's 1995 10-K has been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of ADESA for the period from July 1, 1995 to December 31, 1995 which are included in the consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's 1995 Form 10-K have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in said 1995 Form 10-K. Such report is given upon the authority of such firm as experts in accounting and auditing.

        The statements as to matters of law and legal conclusions under "Description of Common Stock" in this Prospectus and under "Item 1. Business", in the Company's 1995 Form 10-K incorporated herein by reference, have been reviewed by Philip R. Halverson, Esq., Duluth, Minnesota, Vice President, General Counsel and Corporate Secretary for the Company. The statements under "Federal Income Tax Consequences" in this Prospectus have been reviewed by Reid & Priest LLP, New York, New York.
     All of such statements and conclusions are set forth or incorporated by reference herein in reliance upon the opinions of said individual and firm, respectively, as experts.

        As of March 1, 1996, Mr. Halverson owned approximately 4,088 shares of the Common Stock of the Company. Mr. Halverson is acquiring additional shares of Common Stock at regular interludes as a participant in the Company's Employee Stock Purchase Plan, Employee Stock Ownership Plan and Supplemental Retirement Plan.

                                    LEGAL OPINIONS

        The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Mr. Halverson and by Reid & Priest LLP, New York, New York, counsel for the Company. Reid & Priest LLP may rely as to all matters of Minnesota law upon the opinion of Mr. Halverson.

                   PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses in connection with the offering of the securities being registered are:


     Filing fee - Securities and Exchange Commission.......   $ 46,660
     Stock exchange listing fee............................      3,500
     Fees of Company's legal counsel*......................     25,000
     Auditors' fees*.......................................      3,000
     Printing, including registration statement, prospectus,
      exhibits, etc.*......................................     20,000
     Miscellaneous expenses*...............................      1,840
                                                              --------
     *Total................................................   $100,000
                                                              ========
     ---------------------------------
     * Estimated


     ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 302A.521 of the Minnesota Business Corporation Act generally provides for the indemnification of directors, officers or employees of a corporation made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties and fines (including attorneys' fees and disbursements) where such person, among other things, has not been indemnified by another organization, acted in good faith, received no improper personal benefit and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 13 of the Bylaws of the Company contains the following provisions relative to indemnification of directors and officers:

          "The Company shall reimburse or indemnify each present and future director and officer of the Company (and his or her heirs, executors and administrators) for or against all expenses reasonably incurred by such director or officer in connection with or arising out of any action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of the Company. Such indemnification for reasonable expenses is to be to the fullest extent permitted by the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A. By affirmative vote of the Board of Directors or with written approval of the Chairman and Chief Executive Officer, such indemnification may be extended to include agents and employees who are not directors or officers of the Company, but who would otherwise be indemnified for acts and omissions under Chapter 302A of the Minnesota Business Corporation Act, if such agent or employee were an officer of the Company."

          "Reasonable expenses may include reimbursement of attorney's fees and disbursements, including those incurred by a person in connection with an appearance as a witness."

          "Upon written request to the Company and approval by the Chairman and Chief Executive Officer, an agent or employee for whom indemnification has been extended, or an officer or director may receive an advance for reasonable expenses if such agent, employee, officer or director is made or threatened to be made a party to a proceeding involving a matter for which indemnification is believed to be available under Minnesota Statutes Chapter 302A."

          "The foregoing rights shall not be exclusive of other rights to which any director or officer may otherwise be entitled and shall be available whether or not the director or officer continues to be a director or officer at the time of incurring such expenses and liabilities."

          The Company has insurance covering its expenditures which might arise in connection with the lawful indemnification of its directors and officers for their liabilities and expenses, and insuring officers and directors of the Company against certain other liabilities and expenses.

     ITEM 16.  EXHIBITS.

          +4(a)1    -    Articles of Incorporation, restated as of July 27, 1988
                         (filed as Exhibit 3(a), File No. 33-24936).

          +4(a)2    -    Certificate Fixing Terms of Serial Preferred Stock A,
                         $7.125 Series (filed as Exhibit 3(a)2, File No. 33-
                         50143).

          +4(a)3    -    Certificate Fixing Terms of Serial Preferred Stock A,
                         $6.70 Series (filed as Exhibit 3(a)3, File No. 33-
                         50143).

          +4(b)     -    Bylaws as amended January 23, 1991 (filed as Exhibit
                         3(b), File No. 33-45549).

          +4(c)1    -    Mortgage and Deed of Trust, dated as of September 1,
                         1945, between the Company and Irving Trust Company (now
                         The Bank of New York) and Richard H. West (W. T.
                         Cunningham, successor), Trustees (filed as Exhibit
                         7(c), File No. 2-5865).

          +4(c)2    -    Supplemental Indentures to Mortgage and Deed of Trust:

                                                    Reference
                                                    ---------
          Number                 Dated as of           File         Exhibit
          -----                  ----------          --------       -------

          First...............  March 1, 1949       2-7826         7(b)
          Second..............  July 1, 1951        2-9036         7(c)
          Third...............  March 1, 1957       2-13075        2(c)
          Fourth..............  January 1, 1968     2-27794        2(c)
          Fifth...............  April 1, 1971       2-39537        2(c)
          Sixth...............  August 1, 1975      2-54116        2(c)
          Seventh.............  September 1, 1976   2-57014        2(c)
          Eighth..............  September 1, 1977   2-59690        2(c)
          Ninth...............  April 1, 1978       2-60866        2(c)
          Tenth...............  August 1, 1978      2-62852        2(d)2
          Eleventh............  December 1, 1982    2-56649        4(a)3
          Twelfth.............  April 1, 1987       33-30224       4(a)3
          Thirteenth..........  March 1, 1992       33-47438       4(b)
          Fourteenth..........  June 1, 1992        33-55240       4(b)
          Fifteenth...........  July 1, 1992        33-55240       4(c)
          Sixteenth...........  July 1, 1992        33-55240       4(d)
          Seventeenth.........  February 1, 1993    33-50143       4(b)
          Eighteenth..........  July 1, 1993        33-50143       4(c)

          +4(d)     -    Mortgage and Deed of Trust, dated as of March 1, 1943,
                         between Superior Water, Light and Power  Company and
                         Chemical Bank & Trust Company (Chemical Bank, successor) and Howard B. Smith (Steven F. Lasher, successor), as Trustees (filed as Exhibit 7(c), File
                         No. 2-8668), as supplemented and modified by First
                         Supplemental Indenture thereto dated as of March 1, 1951 (filed as Exhibit 2(d)(1), File No. 2-59690),
                         Second Supplemental Indenture thereto dated as of March
                         1, 1962 (filed as Exhibit 2(d)1, File No. 2-27794),
                         Third Supplemental Indenture thereto dated as of July 1, 1976 (filed as Exhibit 2(e)1, File No. 2-
                         57478), Fourth Supplemental Indenture thereto dated as of March 1, 1985 (filed as Exhibit 4(b), File No. 2-
                         78641), and Fifth Supplemental Indenture thereto, dated as of December 1, 1992 (filed as Exhibit 4(b)1 to Form
                         10-K for the year ended December 31, 1992, File No. 1-
                         3548).

          5(a)      -    Opinion and Consent of Philip R. Halverson, Esq., Vice
                         President, General Counsel and Corporate Secretary of the Company.

          5(b)
          and 8     -    Opinion and Consent of Reid & Priest LLP.

          23(a)     -    Consent of Price Waterhouse LLP.

          23(b)     -    Consent of Ernst & Young LLP.

          23(c)     -    Consents of Philip R. Halverson, Esq., and Reid &
                         Priest LLP are contained in Exhibits 5(a) and 5(b), respectively.

          24        -    Power of Attorney (see page II-5).

          --------------------------------
          +    Incorporated herein by reference as indicated.

     ITEM 17.  UNDERTAKINGS.

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  POWER OF ATTORNEY

          Each person whose signature appears below hereby authorizes any agent for service named in this registration statement to execute in the name of each such person, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to the registration statement, and appoints any such agent for service as attorney-in-fact to sign in each such person's behalf individually and in each capacity stated below and file any such amendments to the registration statement and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendments in its name and behalf.

                                      SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Duluth, State of Minnesota, on March 28, 1996.




                              MINNESOTA POWER & LIGHT COMPANY
                                   (Registrant)


                              By   /s/ Edwin L. Russell
                              ------------------------------
                                   Edwin L. Russell
                                    President and
                               Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


              Signature                    Title                  Date
              ---------                    -----                  ----

        /s/ Edwin L. Russell             President,           March 28, 1996
         -------------------       Chief Executive Officer
           Edwin L. Russell             and Director
              President,
       Chief Executive Officer
             and Director


          /s/ D. G. Gartzke        Senior Vice President-     March 28, 1996
          ------------------            Finance and
            D. G. Gartzke          Chief Financial Officer
      Senior Vice President-Finance
         and Chief Financial
               Officer


         /s/ Mark A. Schober        Corporate Controller      March 28, 1996
         --------------------
           Mark A. Schober
         Corporate Controller


        /s/ Merrill K. Cragun             Director            March 28, 1996
        ----------------------
          Merrill K. Cragun


        /s/ Dennis E. Evans               Director            March 28, 1996
        ----------------------
           Dennis E. Evans


      /s/ Sister Kathleen Hofer           Director            March 28, 1996
        ----------------------
        Sister Kathleen Hofer


       /s/ D. Michael Hockett              Director           March 28, 1996
        ----------------------
          D. Michael Hockett


        /s/ Peter J. Johnson              Director            March 28, 1996
        ----------------------
           Peter J. Johnson


        /s/ Jack R. Kelly, Jr.            Director            March 28, 1996
        ----------------------
          Jack R. Kelly, Jr.


         /s/ Paula F. McQueen             Director            March 28, 1996
        ----------------------
           Paula F. McQueen


       /s/ Robert S. Nickoloff            Director            March 28, 1996
        ----------------------
         Robert S. Nickoloff


          /s/ Jack I. Rajala              Director            March 28, 1996
        ----------------------
            Jack I. Rajala


        /s/ Charles A. Russell            Director            March 28, 1996
        ----------------------
          Charles A. Russell


        /s/ Arend J. Sandbulte      Chairman and Director     March 28, 1996
        ----------------------
          Arend J. Sandbulte


            /s/ Nick Smith                Director            March 28, 1996
        ----------------------
              Nick Smith


         /s/ Bruce W. Stender             Director            March 28, 1996
        ----------------------
           Bruce W. Stender


       /s/ Donald C. Wegmiller            Director            March 28, 1996
        ----------------------
         Donald C. Wegmiller

                                 EXHIBIT INDEX


       Exhibit              Description
       -------              -----------

         5(a) Opinion and Consent of Philip R. Halverson, Esq., Vice President, General Counsel and Corporate Secretary of the Company

       5(b) and 8           Opinion and Consent of Reid & Priest LLP

         23(a)              Consent of Price Waterhouse LLP

         23(b)              Consent of Ernst & Young LLP

         24                 Power of Attorney (see page II-5)